EXHIBIT 23.1

KYLE L. TINGLE, CPA

March 11, 2002

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report of March 11, 2002 accompanying the audited financial statements of Blackfoot Enterprises, Inc., as of December 31, 2001 and 2000, and the related statements of income, stockholders’ equity, and cash flows for the years then ended, and the period July 10, 1996 (inception) through December 31, 2001, in the Form 10-KSB with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Kyle L. Tingle

Kyle L. Tingle, CPA, LLC

P.O. Box 50141, Henderson, Nevada 89016, Phone: (702) 434-8452,
Fax: (702) 436-4218, e-mail: Ktingle@worldnet.att.net